EXHIBIT 23
___________



Independent Auditors' Consent



The Board of Directors
MedPlus, Inc.:

We consent to the incorporation by reference in the registration statements of MedPlus, Inc. and subsidiaries on Form S-8 (No. 33-94426) and Form S-3 (No. 333-20547) of our report dated April 9, 1998, relating to the consolidated balance sheets of MedPlus, Inc. and subsidiaries as of January 31, 1998 and 1997 and December 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended January 31, 1998, the one month period ended January 31, 1997 and for the years ended December 31, 1996 and 1995, which report appears in the January 31, 1998 annual report on Form 10-KSB of MedPlus, Inc. and subsidiaries.


KPMG Peat Marwick LLP

/s/ KPMG Peat Marwick LLP


Cincinnati, Ohio
April 30, 1998